For Release: November 9, 2016
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the third quarter 2016
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for third quarter 2016 earnings, dated November 9, 2016, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.
Forward-looking and cautionary statements
This report contains forward-looking statements and information that are based on management's current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “may,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “assume,” “forecast,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analysis made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements.  These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the 2015 Annual Report, and include such risks and uncertainties as:

•
student loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP student loans and initiatives to purchase additional FFELP and private education loans, and risks from changes in levels of student loan prepayment or default rates;

•
financing and liquidity risks, including risks of changes in the general interest rate environment and in the securitization and other financing markets for student loans, including adverse changes resulting from slower than expected payments on student loans in FFELP securitization trusts, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;

•
risks from changes in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans, risks related to adverse changes in the Company's volumes allocated under the Company's loan servicing contract with the Department, which accounted for approximately 15 percent of the Company's revenue in 2015, risks related to the Department's initiative to procure a new contract for federal student loan servicing to acquire a single servicing solution to service all loans owned by the Department, including the risk that the Company's joint venture with Great Lakes may not be awarded the contract, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of FFELP, Federal Direct Loan Program, and private education loans;

•
risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential student loan borrower and other customer information;

•	uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;

•
the uncertain nature of the expected benefits from the acquisition of Allo Communications LLC and the ability to integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities;

•
risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the Company both within and outside of its historical core education-related businesses; and

•
risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs, resulting from the recent politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.

All forward-looking statements contained in this supplement are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Interest income:
Loan interest	$193,721	184,067	187,701	567,775	535,480
Investment interest	2,460	2,185	1,456	6,674	5,548
Total interest income	196,181	186,252	189,157	574,449	541,028
Interest expense:
Interest on bonds and notes payable	96,386	94,052	77,164	280,847	221,344
Net interest income	99,795	92,200	111,993	293,602	319,684
Less provision for loan losses	6,000	2,000	3,000	10,500	7,150
Net interest income after provision for loan losses	93,795	90,200	108,993	283,102	312,534
Other income:
Loan and guaranty servicing revenue	54,350	54,402	61,520	161,082	183,164
Tuition payment processing, school information, and campus commerce revenue	33,071	30,483	30,439	102,211	92,805
Communications revenue	4,343	4,478	—	13,167	—
Enrollment services revenue	—	—	13,741	4,326	39,794
Other income	15,150	9,765	12,282	38,711	35,675
Gain on sale of loans and debt repurchases	2,160	—	597	2,260	4,987
Derivative market value and foreign currency adjustments, net	42,262	(35,207)	(24,780)	(15,099)	(10,699)
Derivative settlements, net	(6,261)	(5,495)	(5,878)	(18,292)	(16,535)
Total other income	145,075	58,426	87,921	288,366	329,191
Operating expenses:
Salaries and benefits	63,743	60,923	63,215	187,907	183,052
Depreciation and amortization	8,994	8,183	6,977	24,817	19,140
Loan servicing fees	5,880	7,216	7,793	20,024	22,829
Cost to provide communication services	1,784	1,681	—	5,169	—
Cost to provide enrollment services	—	—	11,349	3,623	32,543
Other expenses	26,391	29,409	31,604	84,174	94,430
Total operating expenses	106,792	107,412	120,938	325,714	351,994
Income before income taxes	132,078	41,214	75,976	245,754	289,731
Income tax expense	47,715	15,036	26,999	87,184	104,985
Net income	84,363	26,178	48,977	158,570	184,746
Net income attributable to noncontrolling interests	69	28	22	165	117
Net income attributable to Nelnet, Inc.	$84,294	26,150	48,955	158,405	184,629
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.98	0.61	1.09	3.70	4.03

Weighted average common shares outstanding - basic and diluted	42,642,213	42,635,700	45,047,777	42,788,133	45,763,443

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2016	December 31, 2015	September 30, 2015
Assets:
Student loans receivable, net	$25,615,434	28,324,552	28,954,280
Cash, cash equivalents, investments, and notes receivable	324,682	367,210	350,508
Restricted cash and investments	964,379	977,395	995,360
Goodwill and intangible assets, net	198,276	197,062	161,586
Other assets	566,840	552,925	583,661
Total assets	$27,669,611	30,419,144	31,045,395
Liabilities:
Bonds and notes payable	$25,320,878	28,105,921	28,757,954
Other liabilities	367,637	421,065	452,042
Total liabilities	25,688,515	28,526,986	29,209,996
Equity:
Total Nelnet, Inc. shareholders' equity	1,972,085	1,884,432	1,835,153
Noncontrolling interest	9,011	7,726	246
Total equity	1,981,096	1,892,158	1,835,399
Total liabilities and equity	$27,669,611	30,419,144	31,045,395

Overview

The Company is a diverse company with a focus on delivering education-related products and services and student loan asset management. The largest operating businesses engage in student loan servicing, tuition payment processing and school information systems, and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify the Company both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate and start-up ventures.

GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments

A reconciliation of the Company's GAAP net income to net income, excluding derivative market value and foreign currency adjustments, is provided below.

	Three months ended			Nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GAAP net income attributable to Nelnet, Inc.	$84,294	26,150	48,955	158,405	184,629
Derivative market value and foreign currency adjustments	(42,262)	35,207	24,780	15,099	10,699
Tax effect (a)	16,060	(13,379)	(9,416)	(5,737)	(4,065)
Net income, excluding derivative market value and foreign currency adjustments (b)	$58,092	47,978	64,319	167,767	191,263

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.98	0.61	1.09	3.70	4.03
Derivative market value and foreign currency adjustments	(0.99)	0.83	0.55	0.35	0.24
Tax effect (a)	0.37	(0.31)	(0.21)	(0.13)	(0.09)
Net income, excluding derivative market value and foreign currency adjustments (b)	$1.36	1.13	1.43	3.92	4.18

(a)	The tax effects are calculated by multiplying the derivative market value and foreign currency adjustments by the applicable statutory income tax rate.

(b)
The Company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. "Derivative market value and foreign currency adjustments" include (i) the unrealized gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the foreign currency transaction gains or losses caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars. The Company believes these point-in-time estimates of asset and liability values related to these financial instruments that are subject to interest and currency rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

In the third quarter of 2016, the Company revised its policy to correct for an error in its method of applying the interest method used to amortize premiums and accrete discounts on its student loan portfolio. Previously, the Company amortized premiums and accreted discounts by including in its prepayment assumption forecasted payments in excess of contractually required payments as well as forecasted defaults. The Company has determined that only payments in excess of contractually required payments should be included in the prepayment assumption. Under the Company's revised policy, as of September 30, 2016, the constant prepayment rate used by the Company to amortize/accrete student loan premiums/discounts was decreased. During the third quarter of 2016, the Company recorded an adjustment to reflect the net impact on prior periods for the correction of this error that resulted in an $8.2 million reduction to the Company's net loan discount balance and a corresponding increase in interest income(a $5.2 million after tax increase to net income). The Company has concluded this error has an immaterial impact on 2016 results as well as the results for prior periods.

Operating Results

The Company earns net interest income on its FFELP student loan portfolio in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of September 30, 2016, the Company had a $25.6 billion student loan portfolio that will amortize over the next approximately 25 years. The Company actively seeks to acquire additional FFELP loan portfolios to leverage its servicing scale and expertise to generate incremental earnings and cash flow.

In addition, the Company earns fee-based revenue through the following reportable operating segments:

•	Student Loan and Guaranty Servicing ("LGS") - referred to as Nelnet Diversified Solutions ("NDS")

•	Tuition Payment Processing and Campus Commerce ("TPP&CC") - referred to as Nelnet Business Solutions ("NBS")

•	Communications - referred to as Allo Communications ("Allo")

Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.

The information below provides the operating results for each reportable operating segment and Corporate and Other Activities for the three and nine months ended September 30, 2016 and 2015 (dollars in millions).

(a)	Revenue includes intersegment revenue earned by LGS as a result of servicing loans for AGM.

(b)
Total revenue includes "net interest income after provision for loan losses" and "total other income" from the Company's segment statements of income, excluding the impact from changes in fair values of derivatives and foreign currency transaction adjustments. Net income excludes changes in fair values of derivatives and foreign currency transaction adjustments, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives and foreign currency transaction adjustments, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.

(c)	Computed as income before income taxes divided by total revenue.

A summary of the results and financial highlights for each reportable operating segment and a summary of the Company's liquidity and capital resources follows.

Student Loan and Guaranty Servicing

•	As of September 30, 2016, the Company was servicing $193.2 billion in FFELP, private, and government owned student loans, as compared with $175.3 billion of loans as of September 30, 2015.

•
Revenue decreased in the three and nine months ended September 30, 2016 compared to the same periods in 2015 due to a decrease in guaranty servicing and collection revenue. The Company's guaranty servicing and collection revenue was earned from two guaranty clients, and a significant amount of such revenue came from one of those clients. The contract with this client expired on October 31, 2015. FFELP guaranty servicing and collection revenue recognized by the Company from this client for the three and nine months ended September 30, 2015 was $11.6 million and $32.8 million respectively. The other guaranty servicing and collection client exited the FFELP guaranty business at the end of their contract term on June 30, 2016. After this customer's exit from the FFELP guaranty business effective June 30, 2016, the Company has no remaining guaranty servicing and collection revenue.

•
Revenue from the government servicing contract increased to $40.2 million for the three months ended September 30, 2016 compared to $33.2 million for the same period in 2015, and increased to $112.5 million for the nine months ended September 30, 2016, compared to $99.3 million for the same period in 2015. This increase was due to an increase in disbursements, the transfer of borrowers to the Company from a not-for-profit servicer who exited the loan servicing business, and the shift in the portfolio of loans serviced to a greater portion of loans in higher paying repayment statuses. As of September 30, 2016, the Company was servicing $161.7 billion of student loans for 6.0 million borrowers under this contract.

•
The increase in before tax operating margin for the three months ended September 30, 2016 compared to the same period in 2015 was due to a reduction of expenses through improved operational efficiencies.

•
In April 2016, the Department's Office of Federal Student Aid released information regarding a new contract procurement process for the Department to acquire a single servicing platform to support the management of federal student financial aid, including the servicing of all student loans owned by the Department.  The contract solicitation process is divided into two phases. Responses for Phase I were due on May 9, 2016.

On May 6, 2016, the Company and Great Lakes submitted a joint response to Phase I as part of a newly created joint venture to respond to the contract solicitation process and to provide services under the new contract in the event that the Department selects it to be awarded with the contract. The joint venture will operate as a new legal entity called GreatNet Solutions, LLC ("GreatNet"). The Company and Great Lakes each own 50 percent of the ownership interests of GreatNet. In addition to the Company, Great Lakes is one of four private sector companies (referred to as Title IV Additional Servicers, or "TIVAS") that currently has a student loan servicing contract with the Department to provide servicing for loans owned by the Department. On June 30, 2016, the Department announced which entities were selected to respond to Phase II of the procurement selection process. GreatNet was one of three entities selected. On October 26, 2016, the Department released the Phase II solicitation for its new single servicer contract. Responses for Phase II are due December 12, 2016. The Department anticipates the servicing system contract will be awarded by February 2017.

Tuition Payment Processing and Campus Commerce

•
Revenue increased in the three and nine months ended September 30, 2016 compared to the same periods in 2015 due to increases in the number of managed tuition payment plans, campus commerce customer transaction and payments volume, and new school customers.

•
The decrease in before tax operating margin for the three months ended September 30, 2016 compared to the same period in 2015 was due to the Company's continued investment in and enhancements of payment plan and campus commerce systems and products.

•
This segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter as compared to the remainder of the year.

Communications

•
On December 31, 2015, the Company purchased 92.5 percent of the ownership interests of Allo for total cash consideration of $46.25 million.  On January 1, 2016, the Company sold a 1.0 percent ownership interest in Allo to a non-related third-party for $0.5 million. The remaining 7.5 percent of the ownership interests of Allo is owned by members of Allo management, who have the opportunity to earn an additional 11.5 percent (up to 19 percent) of the total ownership interests based on the financial performance of Allo.  The Allo assets acquired and liabilities assumed were recorded by the Company at their respective estimated fair values at the date of acquisition, and such assets and liabilities were included in the Company's balance sheet as of December 31, 2015.  However, Allo had no impact on the consolidated statement of income for 2015.  On January 1, 2016, the Company began to reflect the operations of Allo in the consolidated statements of income.

•
For the three and nine months ended September 30, 2016, the operating segment recorded a net loss of $2.2 million and $3.3 million, respectively. The Company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build its network in Lincoln, Nebraska, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.

•
The Company currently plans to spend a total of approximately $50 million in network capital expenditures during 2016, and anticipates total capital expenditures of approximately $90 million in 2017. However, such amounts could change based on customer demand for Allo's services. For the nine months ended September 30, 2016, Allo's capital expenditures were $24.6 million, including $12.6 million for the three months ended September 30, 2016.

Asset Generation and Management

•
Core student loan spread was 1.26% for the three months ended September 30, 2016, compared to 1.45% for the same period in 2015 and 1.29% for the three months ended June 30, 2016. The decrease in core student loan spread for the three month period ended September 30, 2016 compared to the three months ended June 30, 2016 was due to a decrease in fixed rate floor income, and the decrease for the three months ended September 30, 2016 compared to the same period in 2015 was due to a decrease in fixed rate floor income and a widening in the basis between the asset and debt indices in which the Company earns interest on its loans and funds such loans.

•
During the three and nine months ended September 30, 2016 compared to the same periods in 2015, the average balance of student loans decreased $2.7 billion and $1.3 billion, respectively, due primarily to the amortization of the student loan portfolio, and limited portfolio acquisitions from third parties, which were $52.7 million and $1.8 billion during the three months ended September 30, 2016 and 2015, respectively, and $238.6 million and $3.8 billion during the nine months ended September 30, 2016 and 2015, respectively.

•
Due to historically low interest rates, the Company continues to earn significant fixed rate floor income. During the three months ended September 30, 2016 and 2015, and nine months ended September 30, 2016 and 2015, the Company earned $36.4 million, $48.2 million, $116.5 million, and $139.5 million, respectively, of fixed rate floor income (net of derivative settlements of $5.2 million and $5.5 million for the three months ended September 30, 2016 and 2015, respectively, and $15.2 million and $15.5 million for the nine months ended September 30, 2016 and 2015, respectively, used to hedge such loans). The decrease in fixed rate floor income for the three and nine months ended September 30, 2016 compared to the same periods in 2015 was due to an increase in interest rates.

•
In the third quarter of 2016, the Company revised its policy to correct for an error in its method of applying the interest method used to amortize premiums and accrete discounts on its student loan portfolio. During the third quarter of 2016, the Company recorded an adjustment to reflect the net impact on prior periods for the correction of this error that resulted in an $8.2 million reduction to the Company's net loan discount balance and a corresponding increase in interest income (a $5.2 million after tax increase to net income).

Corporate and Other Activities

•
On February 1, 2016, the Company sold 100 percent of the membership interests in Sparkroom LLC, which includes the majority of the Company's inquiry management products and services within Nelnet Enrollment Solutions. The Company retained the digital marketing and content solution products and services under the brand name Peterson's within the Nelnet Enrollment Solutions business, which include test preparation study guides, school directories and databases, career exploration guides, on-line courses, scholarship search and selection data, career planning information and guides, and on-line information about colleges and universities. The Company reclassified the revenue and cost of goods sold attributable to the Peterson's products and services from "enrollment services revenue" and "cost to provide enrollment services" to "other income" and "other expenses," respectively, on the consolidated statements of income. After this reclassification, "enrollment services revenue" and "cost to provide enrollment services" include the operating results of the products and services sold as part of the Sparkroom disposition for all periods presented. These reclassifications had no effect on consolidated net income.

Liquidity and Capital Resources

•
As of September 30, 2016, the Company had cash and cash equivalents of $67.2 million. In addition, the Company had a portfolio of available-for-sale and trading investments, consisting primarily of student loan asset-backed securities, with a fair value of $112.6 million as of September 30, 2016.

•	For the nine months ended September 30, 2016, the Company generated $258.8 million in net cash provided by operating activities.

•
Forecasted future cash flows from the Company's FFELP student loan portfolio financed in asset-backed securitization transactions are estimated to be approximately $2.17 billion as of September 30, 2016.

•
During the nine months ended September 30, 2016, the Company repurchased a total of 1,812,592 shares of Class A common stock for $60.1 million ($33.18 per share), including 201,551 shares of Class A common stock for $7.7 million ($38.08 per share) during the three months ended September 30, 2016.

•	During the nine months ended September 30, 2016, the Company paid cash dividends of $15.3 million ($0.36 per share), including $5.1 million ($0.12 per share) during the third quarter.

•
The Company intends to use its liquidity position to capitalize on market opportunities, including FFELP and private education loan acquisitions; strategic acquisitions and investments; expansion of Allo's telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company's cash and investment balances.

Operating Segments

The Company has four reportable operating segments. The Company's reportable operating segments include:

• Student Loan and Guaranty Servicing
• Tuition Payment Processing and Campus Commerce
• Communications
• Asset Generation and Management

The Company earns fee-based revenue through its Student Loan and Guaranty Servicing, Tuition Payment Processing, and Communications operating segments. In addition, the Company earns interest income on its student loan portfolio in its Asset Generation and Management operating segment. The Company’s operating segments are defined by the products and services they offer and the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. See note 1 of the notes to consolidated financial statements included in the 2015 Annual Report for a description of each operating segment, including the primary products and services offered.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company, as well as the methodology used by management to evaluate performance and allocate resources. Executive management (the "chief operating decision maker") evaluates the performance of the Company’s operating segments based on their financial results prepared in conformity with U.S. GAAP.

Corporate and Other Activities

Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities. Corporate and Other Activities includes the following items:

•	Income earned on certain investment activities

•	Interest expense incurred on unsecured debt transactions

•
Other product and service offerings that are not considered reportable operating segments including, but not limited to, WRCM, the SEC-registered investment advisory subsidiary, and the Enrollment Services business

Corporate and Other Activities also includes certain corporate activities and overhead functions related to human resources, accounting, legal, occupancy, information technology, and marketing. These costs are allocated to each operating segment based on estimated use of such activities and services.

Prior to January 1, 2016, the Company allocated certain corporate overhead expenses that are incurred within the Corporate and Other Activities segment to the other operating segments. These expenses included certain corporate activities related to executive management, internal audit, enterprise risk management, and other costs incurred by the Company due to corporate-wide initiatives. Effective January 1, 2016, internal reporting to executive management (the "chief operating decision maker") changed to eliminate the allocation of these expenses to the other segments. Management believes the change in its allocation methodology results in a better reflection of the operating results of each of the reportable segments as if they each operated as a standalone business entity, which also reflects how management evaluates the performance of the segments. Prior period segment operating results have been restated to conform to the current period presentation.

Segment Results of Operations

The following tables include the results of each of the Company's operating segments reconciled to the consolidated financial statements.

	Three months ended September 30, 2016
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$37	2	—	194,701	2,370	(930)	196,181
Interest expense	—	—	318	95,383	1,615	(930)	96,386
Net interest income	37	2	(318)	99,318	755	—	99,795
Less provision for loan losses	—	—	—	6,000	—	—	6,000
Net interest income (loss) after provision for loan losses	37	3	(318)	93,318	755	—	93,795
Other income:
Loan and guaranty servicing revenue	54,350	—	—	—	—	—	54,350
Intersegment servicing revenue	11,021	—	—	—	—	(11,021)	—
Tuition payment processing, school information, and campus commerce revenue	—	33,071	—	—	—	—	33,071
Communications revenue	—	—	4,343	—	—	—	4,343
Other income	—	—	—	4,265	10,886	—	15,150
Gain on sale of loans and debt repurchases	—	—	—	2,160	—	—	2,160
Derivative market value and foreign currency adjustments, net	—	—	—	42,546	(284)	—	42,262
Derivative settlements, net	—	—	—	(6,028)	(233)	—	(6,261)
Total other income	65,371	33,071	4,343	42,943	10,369	(11,021)	145,075
Operating expenses:
Salaries and benefits	32,505	15,979	2,325	486	12,448	—	63,743
Depreciation and amortization	557	2,929	1,630	—	3,878	—	8,994
Loan servicing fees	—	—	—	5,880	—	—	5,880
Cost to provide communication services	—	—	1,784	—	—	—	1,784
Other expenses	8,784	4,149	1,545	1,769	10,143	—	26,391
Intersegment expenses, net	5,825	1,616	279	11,146	(7,845)	(11,021)	—
Total operating expenses	47,671	24,673	7,563	19,281	18,624	(11,021)	106,792
Income (loss) before income taxes	17,737	8,401	(3,538)	116,980	(7,500)	—	132,078
Income tax (expense) benefit	(6,740)	(3,192)	1,344	(44,571)	5,443	—	(47,715)
Net income (loss)	10,997	5,209	(2,194)	72,409	(2,057)	—	84,363
Net income attributable to noncontrolling interests	—	—	—	—	69	—	69
Net income (loss) attributable to Nelnet, Inc.	$10,997	5,209	(2,194)	72,409	(2,126)	—	84,294

	Three months ended June 30, 2016
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$22	3	—	184,966	2,064	(802)	186,252
Interest expense	—	—	205	92,769	1,881	(802)	94,052
Net interest income	22	3	(205)	92,197	183	—	92,200
Less provision for loan losses	—	—		2,000	—	—	2,000
Net interest income after provision for loan losses	22	3	(205)	90,197	183	—	90,200
Other income:
Loan and guaranty servicing revenue	54,402	—	—	—	—	—	54,402
Intersegment servicing revenue	11,408	—	—	—	—	(11,408)	—
Tuition payment processing, school information, and campus commerce revenue	—	30,483	—	—	—	—	30,483
Communications revenue			4,478				4,478
Other income, net	—	—	—	3,834	5,931	—	9,765
Gain on sale of loans and debt repurchases	—	—	—	—	—	—	—
Derivative market value and foreign currency adjustments, net	—	—	—	(31,411)	(3,797)	—	(35,207)
Derivative settlements, net	—	—	—	(5,264)	(231)	—	(5,495)
Total other income	65,810	30,483	4,478	(32,841)	1,903	(11,408)	58,426
Operating expenses:
Salaries and benefits	31,380	15,444	1,377	499	12,222	—	60,923
Depreciation and amortization	445	2,511	1,378	—	3,848	—	8,183
Loan servicing fees	—	—		7,216	—	—	7,216
Cost to provide communication services			1,681				1,681
Other expenses	11,380	4,815	813	1,481	10,920	—	29,409
Intersegment expenses, net	6,102	1,562	187	11,539	(7,981)	(11,408)	—
Total operating expenses	49,307	24,332	5,436	20,735	19,009	(11,408)	107,412
Income (loss) before income taxes	16,525	6,154	(1,163)	36,621	(16,923)	—	41,214
Income tax (expense) benefit	(6,280)	(2,338)	442	(13,916)	7,057	—	(15,036)
Net income (loss)	10,245	3,816	(721)	22,705	(9,866)	—	26,178
Net income attributable to noncontrolling interest		—	—	—	28	—	28
Net income (loss) attributable to Nelnet, Inc.	$10,245	3,816	(721)	22,705	(9,894)	—	26,150

	Three months ended September 30, 2015 (a)
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$14	—	188,197	1,385	(439)	189,157
Interest expense	—	—	76,040	1,563	(439)	77,164
Net interest income	14	—	112,157	(178)	—	111,993
Less provision for loan losses	—	—	3,000	—	—	3,000
Net interest income after provision for loan losses	14	—	109,157	(178)	—	108,993
Other income:
Loan and guaranty servicing revenue	61,900	—	—	—	(380)	61,520
Intersegment servicing revenue	12,027	—	—	—	(12,027)	—
Tuition payment processing, school information, and campus commerce revenue	—	30,439	—	—	—	30,439
Enrollment services revenue	—	—	—	13,741	—	13,741
Other income	—	—	3,312	8,970	—	12,282
Gain on sale of loans and debt repurchases	—	—	608	(11)	—	597
Derivative market value and foreign currency adjustments, net	—	—	(24,357)	(423)	—	(24,780)
Derivative settlements, net	—	—	(5,623)	(255)	—	(5,878)
Total other income	73,927	30,439	(26,060)	22,022	(12,407)	87,921
Operating expenses:
Salaries and benefits	34,525	13,983	558	14,149	—	63,215
Depreciation and amortization	484	2,202	—	4,291	—	6,977
Loan servicing fees	—	—	7,793	—	—	7,793
Cost to provide enrollment services	—	—	—	11,349	—	11,349
Other expenses	14,602	3,579	1,421	12,002	—	31,604
Intersegment expenses, net	7,513	2,246	12,544	(9,895)	(12,407)	—
Total operating expenses	57,124	22,010	22,316	31,896	(12,407)	120,938
Income (loss) before income taxes	16,817	8,429	60,781	(10,052)	—	75,976
Income tax (expense) benefit	(6,390)	(3,204)	(23,096)	5,691	—	(26,999)
Net income (loss)	10,427	5,225	37,685	(4,361)	—	48,977
Net income attributable to noncontrolling interests	(5)	—	—	27	—	22
Net income (loss) attributable to Nelnet, Inc.	$10,432	5,225	37,685	(4,388)	—	48,955

(a)	Does not include the Communications segment, which was initiated as a result of the acquisition of Allo on December 31, 2015.

	Nine months ended September 30, 2016
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$80	7	1	570,390	6,527	(2,556)	574,449
Interest expense	—	—	671	278,029	4,702	(2,556)	280,847
Net interest income	80	7	(670)	292,361	1,825	—	293,602
Less provision for loan losses	—	—	—	10,500	—	—	10,500
Net interest income (loss) after provision for loan losses	80	7	(670)	281,861	1,825	—	283,102
Other income:
Loan and guaranty servicing revenue	161,082	—	—	—	—	—	161,082
Intersegment servicing revenue	34,436	—	—	—	—	(34,436)	—
Tuition payment processing, school information, and campus commerce revenue	—	102,211	—	—	—	—	102,211
Communications revenue	—	—	13,167	—	—	—	13,167
Enrollment services revenue	—	—	—	—	4,326	—	4,326
Other income	—	—	—	12,362	26,349	—	38,711
Gain on sale of loans and debt repurchases, net	—	—	—	2,260	—	—	2,260
Derivative market value and foreign currency adjustments, net	—	—	—	(8,763)	(6,336)	—	(15,099)
Derivative settlements, net	—	—	—	(17,596)	(696)	—	(18,292)
Total other income	195,518	102,211	13,167	(11,737)	23,643	(34,436)	288,366
Operating expenses:
Salaries and benefits	96,851	45,859	4,792	1,504	38,902	—	187,907
Depreciation and amortization	1,440	7,711	4,137	—	11,528	—	24,817
Loan servicing fees	—	—	—	20,024	—	—	20,024
Cost to provide communications services	—	—	5,169	—	—	—	5,169
Cost to provide enrollment services	—	—	—	—	3,623	—	3,623
Other expenses	31,635	13,122	3,110	4,766	31,540	—	84,174
Intersegment expenses, net	18,168	4,690	610	34,791	(23,823)	(34,436)	—
Total operating expenses	148,094	71,382	17,818	61,085	61,770	(34,436)	325,714
Income (loss) before income taxes	47,504	30,836	(5,321)	209,039	(36,302)	—	245,754
Income tax (expense) benefit	(18,052)	(11,718)	2,022	(79,434)	19,998	—	(87,184)
Net income (loss)	29,452	19,118	(3,299)	129,605	(16,304)	—	158,570
Net income attributable to noncontrolling interests	—	—	—	—	165	—	165
Net income (loss) attributable to Nelnet, Inc.	$29,452	19,118	(3,299)	129,605	(16,469)	—	158,405

	Nine months ended September 30, 2015 (a)
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$34	3	536,899	5,352	(1,260)	541,028
Interest expense	—	—	218,021	4,583	(1,260)	221,344
Net interest income	34	3	318,878	769	—	319,684
Less provision for loan losses	—	—	7,150	—	—	7,150
Net interest income after provision for loan losses	34	3	311,728	769	—	312,534
Other income:
Loan and guaranty servicing revenue	183,544	—	—	—	(380)	183,164
Intersegment servicing revenue	37,121	—	—	—	(37,121)	—
Tuition payment processing, school information, and campus commerce revenue	—	92,805	—	—	—	92,805
Enrollment services revenue	—	—	—	39,794	—	39,794
Other income	—	—	11,838	23,837	—	35,675
Gain on sale of loans and debt repurchases, net	—	—	2,000	2,987	—	4,987
Derivative market value and foreign currency adjustments, net	—	—	(11,363)	664	—	(10,699)
Derivative settlements, net	—	—	(15,775)	(760)	—	(16,535)
Total other income	220,665	92,805	(13,300)	66,522	(37,501)	329,191
Operating expenses:
Salaries and benefits	99,813	40,887	1,623	40,729	—	183,052
Depreciation and amortization	1,457	6,592	—	11,091	—	19,140
Loan servicing fees	—	—	22,829	—	—	22,829
Cost to provide enrollment services	—	—	—	32,543	—	32,543
Other expenses	44,578	11,493	3,828	34,531	—	94,430
Intersegment expenses, net	22,200	6,444	37,913	(29,056)	(37,501)	—
Total operating expenses	168,048	65,416	66,193	89,838	(37,501)	351,994
Income (loss) before income taxes	52,651	27,392	232,235	(22,547)	—	289,731
Income tax (expense) benefit	(20,007)	(10,410)	(88,248)	13,680	—	(104,985)
Net income (loss)	32,644	16,982	143,987	(8,867)	—	184,746
Net income attributable to noncontrolling interests	(5)	—	—	122	—	117
Net income (loss) attributable to Nelnet, Inc.	$32,649	16,982	143,987	(8,989)	—	184,629

(a)	Does not include the Communications segment, which was initiated as a result of the acquisition of Allo on December 31, 2015.

Net Interest Income, Net of Settlements on Derivatives
The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative settlements for each applicable period should be evaluated with the Company's net interest income.
The following table summarizes the components of "net interest income" and "derivative settlements, net."

	Three months ended			Nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Variable student loan interest margin, net of settlements on derivatives (a)	$56,571	47,141	58,250	157,577	163,404
Fixed rate floor income, net of settlements on derivatives	36,352	39,497	48,229	116,479	139,542
Investment interest	2,460	2,185	1,456	6,674	5,548
Non-portfolio related derivative settlements	(233)	(231)	(257)	(697)	(762)
Corporate debt interest expense	(1,616)	(1,887)	(1,563)	(4,723)	(4,583)
Net interest income (net of settlements on derivatives)	$93,534	86,705	106,115	275,310	303,149

(a)
In the third quarter of 2016, the Company revised its policy to correct for an error in its method of applying the interest method used to amortize premiums and accrete discounts on its student loan portfolio. Under the Company's revised policy, as of September 30, 2016, the constant prepayment rate used by the Company to amortize/accrete student loan premiums/discounts was decreased. During the third quarter of 2016, the Company recorded an adjustment to reflect the net impact on prior periods for the correction of this error that resulted in an $8.2 million reduction to the Company's net loan discount balance and a corresponding increase in interest income.

Student Loan Servicing Volumes (dollars in millions)

Company owned	$21,397	$19,742	$19,369	$18,934	$18,593	$18,886	$18,433	$18,079	$17,429
% of total	15.5%	12.2%	11.5%	11.1%	10.6%	10.7%	10.1%	9.8%	9.0%
Number of servicing borrowers:
Government servicing:	5,305,498	5,915,449	5,882,446	5,817,078	5,886,266	5,842,163	5,786,545	5,726,828	6,009,433
FFELP servicing:	1,462,122	1,397,295	1,358,551	1,353,785	1,339,307	1,335,538	1,298,407	1,296,198	1,357,412
Private servicing:	195,580	202,529	205,926	209,854	230,403	245,737	250,666	267,073	292,989
Total:	6,963,200	7,515,273	7,446,923	7,380,717	7,455,976	7,423,438	7,335,618	7,290,099	7,659,834

Number of remote hosted borrowers:	1,915,203	1,611,654	1,592,813	1,559,573	1,710,577	1,755,341	1,796,783	1,842,961	2,103,989

Communications Financial and Operating Data

Certain financial and operating data for Allo is summarized in the tables below.

	Three months ended September 30, 2016	Nine months ended September 30, 2016

Residential revenue	$2,643	7,695
Business revenue	1,565	4,777
Other revenue	135	695
Total revenue	$4,343	13,167

Net loss	$(2,194)	(3,299)
EBITDA (a)	(1,590)	(514)

Capital expenditures	12,610	24,647

Revenue contribution:
Internet	40.5%	38.5%
Telephone	27.2	27.1
Television	32.5	32.2
Other	(0.2)	2.2
	100.0%	100.0%

	As of September 30, 2016	As of December 31, 2015
Residential customer information:
Households served	8,745	7,600
Households passed (b)	22,977	21,274
Total households in current markets	137,500	137,500

(a)
Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. Allo's management uses EBITDA to compare Allo's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest expense and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for Allo because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess Allo's performance, and it provides supplemental information about Allo's operating performance on a more variable cost basis. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from Allo's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from net income (loss) under GAAP is presented in the table immediately below.

	Three months ended September 30, 2016	Nine months ended September 30, 2016

Net loss	$(2,194)	(3,299)
Net interest expense	318	670
Income tax benefit	(1,344)	(2,022)
Depreciation and amortization	1,630	4,137
Earnings (loss) before interest expense, income taxes, depreciation, and amortization (EBITDA)	$(1,590)	(514)

(b)
Represents the estimated number of single residence homes, apartments, and condominiums that Allo already serves and those in which Allo has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.

Other Income

The following table summarizes the components of "other income."

	Three months ended			Nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Peterson's revenue (a)	$4,128	3,246	5,759	10,655	14,730
Borrower late fee income	3,158	3,106	3,605	9,910	11,357
Investment advisory fees	1,535	1,014	677	3,367	2,167
Realized and unrealized gains/(losses) on investments classified as available-for-sale and trading, net	506	(112)	(3,155)	1,444	(805)
Other (b)	5,823	2,511	5,396	13,335	8,226
Other income	$15,150	9,765	12,282	38,711	35,675

(a)
Represents revenue previously included in "Enrollment services revenue" on the consolidated statements of income. The decrease in revenue for the three and nine months ended September 30, 2016 compared to the same periods in 2015 was due to the loss of rights to a certain publication.

(b)
The operating results for the three months ended September 30, 2016 and September 30, 2015 include gains of $3.0 million and $3.2 million, respectively, related to the Company's sale of venture capital investments. The operating results for the nine months ended September 30, 2016 include a gain of approximately $3.0 million related to the Company's sale of Sparkroom, LLC in February 2016.

Derivative Market Value and Foreign Currency Adjustments

"Derivative market value and foreign currency adjustments" include (i) the unrealized gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the foreign currency transaction gains or losses caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars.

The following table summarizes the components of “derivative market value and foreign currency adjustments” included in the attached consolidated statements of income.

	Three months ended			Nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Change in fair value of derivatives - income (expense)	$47,093	(44,975)	(23,722)	(1,556)	(43,179)
Foreign currency transaction adjustment - (expense) income	(4,831)	9,768	(1,058)	(13,543)	32,480
Derivative market value and foreign currency adjustments - income (expense)	$42,262	(35,207)	(24,780)	(15,099)	(10,699)

Derivative Settlements

The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended			Nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
1:3 basis swaps	$523	743	179	938	568
Interest rate swaps - floor income hedges	(5,157)	(4,841)	(5,456)	(15,241)	(15,490)
Interest rate swaps - hybrid debt hedges	(233)	(231)	(255)	(696)	(760)
Cross-currency interest rate swaps	(1,394)	(1,166)	(346)	(3,293)	(853)
Total settlements - expense	$(6,261)	(5,495)	(5,878)	(18,292)	(16,535)

Student Loans Receivable

Student loans receivable consisted of the following:

	As of	As of	As of
	September 30, 2016	December 31, 2015	September 30, 2015
Federally insured loans
Stafford and other	$5,353,052	6,202,064	6,375,336
Consolidation	20,189,881	22,086,043	22,580,043
Total	25,542,933	28,288,107	28,955,379
Private education loans	276,432	267,642	232,824
	25,819,365	28,555,749	29,188,203
Loan discount, net of unamortized loan premiums and deferred origination costs	(152,361)	(180,699)	(183,543)
Allowance for loan losses – federally insured loans	(37,028)	(35,490)	(35,945)
Allowance for loan losses – private education loans	(14,542)	(15,008)	(14,435)
	$25,615,434	28,324,552	28,954,280

Loan Activity

The following table sets forth the activity of loans:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Beginning balance	$26,754,560	28,313,850	28,555,749	28,223,908
Loan acquisitions	52,667	1,771,841	238,595	3,835,983
Repayments, claims, capitalized interest, and other	(660,074)	(581,321)	(1,989,806)	(1,900,237)
Consolidation loans lost to external parties	(327,766)	(316,167)	(940,413)	(967,455)
Loans sold	(22)	—	(44,760)	(3,996)
Ending balance	$25,819,365	29,188,203	25,819,365	29,188,203

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans, which represents the spread between the yield earned on student loan assets and the costs of the liabilities and derivative instruments used to fund those assets.

	Three months ended			Nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Variable student loan yield, gross	2.93%	2.84%	2.59%	2.87%	2.56%
Consolidation rebate fees	(0.83)	(0.83)	(0.82)	(0.83)	(0.83)
Discount accretion, net of premium and deferred origination costs amortization (a)	0.06	0.06	0.06	0.06	0.05
Variable student loan yield, net	2.16	2.07	1.83	2.10	1.78
Student loan cost of funds - interest expense	(1.44)	(1.35)	(1.04)	(1.36)	(1.01)
Student loan cost of funds - derivative settlements	(0.01)	(0.01)	—	(0.01)	—
Variable student loan spread	0.71	0.71	0.79	0.73	0.77
Fixed rate floor income, net of settlements on derivatives	0.55	0.58	0.66	0.57	0.66
Core student loan spread	1.26%	1.29%	1.45%	1.30%	1.43%

Average balance of student loans	$26,368,507	27,314,389	29,109,130	27,305,128	28,565,287
Average balance of debt outstanding	26,235,053	27,240,061	29,067,202	27,188,069	28,621,681

(a)
In the third quarter of 2016, the Company revised its policy to correct for an error in its method of applying the interest method used to amortize premiums and accrete discounts on its student loan portfolio. Under the Company's revised policy, as of September 30, 2016, the constant prepayment rate used by the Company to amortize/accrete student loan premiums/discounts was decreased. During the third quarter of 2016, the Company recorded an adjustment to reflect the net impact on prior periods for the correction of this error that resulted in an $8.2 million reduction to the Company's net loan discount balance and a corresponding increase in interest income. The impact of this adjustment was excluded from the above table.

A trend analysis of the Company's core and variable student loan spreads is summarized below.

(a)
The interest earned on a large portion of the Company's FFELP student loan assets is indexed to the one-month LIBOR rate.  The Company funds the majority of its assets with three-month LIBOR indexed floating rate securities.  The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on student loan spread.  This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.

Variable student loan spread decreased during the three months ended September 30, 2016 as compared to the three months ended September 30, 2015 due to a widening in the basis between the asset and debt indices in which the Company earns interest on its loans and funds such loans (as reflected in the table above).

The primary difference between variable student loan spread and core student loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core student loan spread follows:

	Three months ended			Nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Fixed rate floor income, gross	$41,509	44,338	53,685	131,720	155,032
Derivative settlements (a)	(5,157)	(4,841)	(5,456)	(15,241)	(15,490)
Fixed rate floor income, net	$36,352	39,497	48,229	116,479	139,542
Fixed rate floor income contribution to spread, net	0.55%	0.58%	0.66%	0.57%	0.66%

(a)	Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income

The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of September 30, 2016.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
3.0 - 3.49%	3.34%	0.70%	$1,042,494
3.5 - 3.99%	3.65%	1.01%	2,147,414
4.0 - 4.49%	4.20%	1.56%	1,585,631
4.5 - 4.99%	4.72%	2.08%	964,042
5.0 - 5.49%	5.22%	2.58%	606,787
5.5 - 5.99%	5.67%	3.03%	426,196
6.0 - 6.49%	6.19%	3.55%	493,997
6.5 - 6.99%	6.70%	4.06%	483,079
7.0 - 7.49%	7.17%	4.53%	167,923
7.5 - 7.99%	7.71%	5.07%	285,421
8.0 - 8.99%	8.18%	5.54%	663,138
> 9.0%	9.04%	6.40%	229,140
			$9,095,262

(a)
The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of September 30, 2016, the weighted average estimated variable conversion rate was 2.34% and the short-term interest rate was 52 basis points.

The following table summarizes the outstanding derivative instruments as of September 30, 2016 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a)

2017	$750,000	0.99%
2018	1,350,000	1.07
2019	3,250,000	0.97
2020	1,500,000	1.01
2025	100,000	2.32
2026	50,000	1.52
	$7,000,000	1.02%

(a)	For all interest rate derivatives, the Company receives discrete three-month LIBOR.